032 Putnam U. S. Government Income Trust attachment
9/30/07

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the year ended September 30, 2007, Putnam Management has assumed $706 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters


72DD1 (000s omitted)

Class A		42,303
Class B		3,667
Class C		515

72DD2 (000s omitted)

Class M		1,141
Class R 		21
Class Y		196

73A1 (000s omitted)

Class A		0.548
Class B		0.448
Class C		0.449


73A2 (000s omitted)

Class M		0.512
Class R		0.516
Class Y		0.584


74U1 (000s omitted)

Class A		73,532
Class B		6,426
Class C		1,271

74U2 (000s omitted)

Class M		2,094
Class R 		48
Class Y		340


74V1

Class A		13.17
Class B		13.10
Class C		13.15

74V2

Class M		13.16
Class R		13.16
Class Y		13.13


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.